FQF TRUST

      OFFICER'S CERTIFICATE

The undersigned hereby certifies that he is the President of FQF Trust (the "Trust"); that the following is a true and correct copy of the resolutions approving the form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust ("Independent Trustees"), within the meaning of Section 2(a)(19) of the Investment
Company Act of 1940 Act, as amended ("1940 Act"), on the 30th day of August 2016; and that said resolutions are in full force and effect:

RESOLVED, that the Board, including a majority of the Independent Trustees, hereby authorizes the Trust to obtain and maintain a fidelity bond, in the form of a joint bond or an investment company blanket bond, against larceny and embezzlement, covering each officer and employee of the Trust;
and it is further

RESOLVED, that the Board, including a majority of the Independent Trustees, giving due consideration, as required by Rule 17g-1(d) under the 1940 Act, to all relevant factors, including but not limited to, fiscal year of operations, the type and terms of custody of such assets and the nature of the securities in the portfolios of the Trust's series, authorize a fidelity bond upon the terms as discussed at this meeting; and it is further

RESOLVED, that the officers of the Trust by, and each of them hereby is, authorized to increase the amount of the fidelity bond from time to time to ensure adequate coverage based upon all relevant factors, including the value of the Trust's assets, to enable the Trust to remain in compliance with the 1940 Act, including Rule 17g-1(d) thereunder;
and it is further

RESOLVED, that, for purposes of Rule 17g-1(h) under the 1940 Act, the Chief Executive Officer, President and Vice President, of the Trust be, and each of them hereby is, authorized to make all necessary filings with the SEC and give all notices and information with respect to such fidelity bond as required under Rule
17g-1(g) under the 1940 Act; and it is further

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to make any payments, take any actions and execute any instruments that may be necessary or advisable to carry out the foregoing resolutions and the purpose and intent thereof;
and it is further

RESOLVED, that the Board determines that it is in the best interests of the Trust and its shareholders to participate in the AGF Policy, jointly insuring, among others, the Trust and FFCM, upon the terms as discussed at this Meeting, subject to the written confirmations requested at the Meeting; and it is further

RESOLVED, having considered that the annual premiums to be allocated to and paid by the Trust (and its various series) for the AGF Policy are based upon its proportionate

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share of the sum of the premiums that would be payable
by each of the entities covered by the AGF Policy if separately insured, the Board determines that such premiums are fair and reasonable, subject to the written confirmations requested at the Meeting;and it is further

RESOLVED, that the Board hereby approves the AGF Policy, including the premiums therefor, as discussed at this Meeting, subject to the written confirmations requested at the Meeting.

In witness whereof, the undersigned has executed this Certificate this 3rd day of November 2016.


			/s/ William H. DeRoche
			________________________
			William H. DeRoche
			President

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